      As filed with the Securities and Exchange Commission on May 17, 2002

                                           Registration No. 333-
                                                                 ---------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933

                       American Community Bancshares, Inc.
                 (Name of small business issuer in its charter)

            North Carolina                                 56-2179531
(State or Jurisdiction of Organization)        (IRS Employer Identification No.)

                          2593 West Roosevelt Boulevard
                        Monroe, North Carolina 28111-0418
                                 (704) 225-8444
     (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                           Randy P. Helton, President
                          2593 West Roosevelt Boulevard
                        Monroe, North Carolina 28111-0418
                                 (704) 225-8444
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:
                            Anthony Gaeta, Jr., Esq.
                               Erik Gerhard, Esq.
                             Gaeta & Glesener, P.A.
                        808 Salem Woods Drive, Suite 201
                                Raleigh, NC 27615
                                 (919) 845-2558

Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

--------------------------------------------------------------------------------------------------------
   Title of each                               Proposed            Proposed maximum
class of securities     Amount to be        maximum offering           aggregate            Amount of
  to be registered    registered /(1)/   price per share /(2)/   offering price /(2)/   registration fee
--------------------------------------------------------------------------------------------------------
Common Stock              1,000,500              $10.50               $10,505,250             $967
--------------------------------------------------------------------------------------------------------

/(1)/ These shares are deliverable upon exercise of the Registrant's warrants to purchase its $1.00 par value common stock ("Warrants") which were previously issued by the Registrant under a Registration Statement on Form SB-2 (333-84484) filed with the SEC and is the number of shares for which such warrants are presently exercisable. The number of shares of common stock issuable upon exercise of the Warrants is subject to adjustment as described therein.

/(2)/ The initial exercise price of the warrants.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                             SUBJECT TO COMPLETION
                                1,000,500 SHARES
                       AMERICAN COMMUNITY BANCSHARES, INC.
                                  COMMON STOCK

This prospectus relates to 1,000,500 shares of common stock, par value $1.00 per share, of American Community Bancshares, Inc., a North Carolina corporation, underlying 1,000,500 warrants to purchase our common stock. We will receive aggregate gross proceeds of $10,505,250 if all the warrants are exercised to acquire the shares for cash at their current exercise price. The initial exercise price of the warrants is $10.50.

The common stock is quoted on the Nasdaq SmallCap market under the trading symbol "ACBA".

Investing in the common stock involves risks. We urge you to carefully read the "Risk Factors" beginning on page 5 before making your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful and complete. Any representation to the contrary is a criminal offense.

The securities offered by this prospectus are not savings accounts, deposits or obligations of any bank and are not insured by the Bank Insurance Fund of the Federal Deposit Insurance Corporation or any other governmental agency.

                                  May   , 2002
                                      --

                               PROSPECTUS SUMMARY

     You should read the following summary together with the more detailed business information and the financial statements and related notes that are incorporated by reference into this prospectus. See "WHERE YOU CAN GET MORE INFORMATION". Market and industry data used in this prospectus are based on independent industry publications and other publicly available information.

                       AMERICAN COMMUNITY BANCSHARES, INC.

Who We Are

     American Community Bancshares is a bank holding company formed in April 2000 to own all of the common stock of American Community Bank, a North Carolina-chartered bank that opened for business as a community bank in Monroe, Union County, North Carolina in November 1998. At this time, Bancshares does not engage in any material business activities on its own. Its principal activity is ownership of the Bank which engages in the commercial banking business. At March 31, 2002, Bancshares had total assets of $193.8 million, total deposits of $165.0 million and stockholders' equity of $13.6 million.

     Since the Bank opened in November 1998, we have accomplished the following:

     . Assembled a management team consisting of bankers from our local markets who each have over 20 years of banking experience;

     . Opened seven full service banking offices in Union County and Mecklenburg County, home of Charlotte, one of North Carolina's largest and fastest growing metropolitan areas;

     . Registered 7 consecutive quarters of profitability after becoming profitable in our 6th quarter of operation;

     . Developed separate divisions within the Bank to provide mortgage banking, factoring and leasing products;

     . Implemented investment brokerage services through an agreement with Salomon Smith Barney;

     . Augmented our capital base through a local, best-efforts common stock offering in early 2001, the private placement of $3.5 million of trust preferred securities in late 2001 and early 2002 and the public offering of $9.0 million of units consisting of our common stock and a three year warrant to purchase common stock in April 2002;

     . Listed our common stock on the Nasdaq SmallCap market on July 17, 2001;

     . Implemented a strong credit culture which, as of March 31, 2002, reflected nonperforming assets of $1.0 million or 0.53% of total assets. On the same date, our allowance for loan losses was $1.8 million or 1.28% of total loans and 232% of nonperforming loans; and

     . Developed a local identity in the communities we serve by sponsoring a wide variety of civic and charitable events.

     The website for the Bank is "www.americancommunitybank.com". The Bank is a member of the Federal Home Loan Bank of Atlanta and its deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation. The address of our principal executive office is 2593 West Roosevelt Boulevard, Monroe, North Carolina 28111 and our telephone number is (704) 225-8444.

Our Market Area

     We consider our primary market area to be the Southern Piedmont area of North Carolina, primarily in Union and Mecklenburg Counties; and to a lesser extent, adjoining counties. We expect our presence in the

Southern Piedmont market area to increase in the future. We serve our market area through seven full service branch locations, including a Wal-Mart Superstore branch that is open seven days a week to offer even more convenience to our customers. Our customers may access various banking services through five ATMs owned by the Bank and ATMs owned by others, through debit cards, and through the Bank's automated telephone banking products.

     Union County had an estimated 2001 population of 124,000 and Mecklenburg County was estimated at 720,000. Both counties have a balanced and diversified economy. Monroe, with a population of approximately 27,000, is the largest city in Union County. Charlotte, with a population of approximately 552,000 is Mecklenburg County's and North Carolina's largest city. Union County is currently the second fastest growing county in North Carolina. Charlotte has consistently been one of the fastest growing areas of the Southeast and is ranked 26th in US population. In 2000, Union County had a labor force of 63,200 and Mecklenburg County had 368,540. The major employment sectors in Union County are manufacturing (30.5%), construction (16.1%), retail trade (16.0%), and government (12.7%). Mecklenburg County's major employment sectors are services (27.2%), wholesale and retail trade (25.5%), finance, insurance and real estate (11.0%), government (10.3%) and manufacturing (10.3%).

Business Strategy

     The Bank was established based upon our belief that a need existed in our marketplace (the Southern Piedmont area of North Carolina which includes the greater Charlotte area) for a locally-based provider of financial services focused on serving the financial needs of individuals and small to medium-sized businesses in this market. We believe that this opportunity arose as a result of bank consolidation in our marketplace as well as economic growth, which created a growing number of consumers and businesses in need of high quality banking and other financial services delivered with personalized attention.

     Our business strategy is to capitalize on this opportunity by developing a branch network in growing areas within our markets, Union and Mecklenburg counties initially, where we can hire experienced bankers with a loyal following of deposit and loan customers. Our plan is to start new branches only after we have identified an experienced banker who will have responsibility for that market. One of the cornerstones of our strategy is our belief that it takes a combination of a good location and good people to be successful in expanding our franchise. Since opening for business in November 1998, we have established seven branches. Our branching strategy is to develop a branch network that will ultimately encircle the city of Charlotte and to take advantage of opportunities that present themselves in contiguous markets. Although to date all of our branches have been established de novo, we will also consider branch or whole bank purchases that fit our strategy.

     We are highly involved in the communities we serve through our participation in and sponsorship of civic and charitable activities. We believe this demonstrates our commitment to serving the communities in which we do business, enhances our image in the community, develops brand awareness, creates customer loyalty and assists in the development of our business.

     We believe that our approach to building our franchise, our focus on service and our commitment to the community, when coupled with the application of sound banking principles, will create value for our shareholders.

The Offering

Securities Offered for Sale             One share of our common stock at a price
                                        per share of $10.50 at any time until
                                        April 30, 2005, upon exercise of a
                                        warrant unless such warrants are subject to early cancellation. Holders of the common stock will have the same rights, preferences and privileges as all other holders of common stock.

Number of Shares Being Offered          1,000,500

Offering Price                          $10.50 per share.

Number of Shares of Common Stock to     A maximum of 3,824,876 shares.
 be Outstanding after the Offering

Market for the Common Stock             The common stock is listed on the Nasdaq
                                        SmallCap market under the symbol "ACBA".

Use of Proceeds                         The proceeds will increase regulatory
                                        capital and be used to support expansion of the Bank's franchise through additional investment and lending activities and for general corporate purposes, including the opening of branches or acquisitions of branches or whole banks.

Risk Factors                            You should read the "Risk Factors"
                                        section beginning on page 5 before
                                        deciding to exercise your warrant.

                                  RISK FACTORS

     An investment in our common stock involves a number of risks. We urge you to read all of the information contained in this prospectus. In addition, we urge you to consider carefully the following factors in evaluating an investment in Bancshares before you purchase any of our common stock offered by this prospectus.

We may not be able to maintain and manage our growth, which may adversely affect our results of operations and financial condition and the value of our common stock.

     As a strategy, we have sought to increase the size of our franchise by aggressively pursuing business development opportunities, and we have grown rapidly since our incorporation. We can provide no assurance that we will continue to be successful in increasing the volume of loans and deposits at acceptable risk levels and upon acceptable terms, expanding our asset base to a targeted size and managing the costs and implementation risks associated with our growth strategy. There can be no assurance that our further expansion will be profitable or that we will continue to be able to sustain our historical rate of growth, either through internal growth or through successful expansion of our banking markets, or that we will be able to maintain capital sufficient to support our continued growth.

Changes in interest rates affect our interest margins, which can adversely affect our profitability.

     We may not be able to effectively manage changes in interest rates that effect what we charge as interest on our earning assets and the expense we must pay on interest-bearing liabilities, which may significantly reduce our earnings. Since rates charged on our loans often tend to react to market conditions faster than do rates paid on our deposit accounts, recent interest rate cuts have had a negative impact on our earnings until we could make appropriate adjustments in our deposit rates. Our net interest margin was adversely impacted during 2001 by the decrease in rates, decreasing to 3.16% from 4.28% in 2000. Fluctuations in interest rates are not predictable or controllable and, therefore, there can be no assurances of our ability to continue to maintain a consistent positive spread between the interest earned on our earning assets and the interest paid on our interest-bearing liabilities.

If the Bank experiences greater loan losses than anticipated, it will have an adverse effect on our net income and our ability to fund our growth strategy.

     The risk of nonpayment of loans is inherent in banking. If we experience greater nonpayment levels than anticipated, our earnings and overall financial condition, as well as the value of our common stock, could be adversely affected.

     We cannot assure you that our monitoring, procedures and policies will reduce certain lending risks or that our allowance for loan losses will be adequate to cover actual losses. In addition, as a result of the rapid growth in our loan portfolio, loan losses may be greater than management's estimates of the appropriate level for the allowance. Loan losses can cause insolvency and failure of a financial institution and, in such an event, our shareholders could lose their entire investment. In addition, future provisions for loan losses could materially and adversely affect our results of operations. Any loan losses will reduce the loan loss reserve. A reduction in the loan loss reserve will be restored by an increase in our provision for loan losses. This will cause our earnings to be reduced and reduced earnings could have an adverse effect on our stock price.

New or acquired branch facilities and other facilities may not be profitable.

     We may not be able to correctly identify profitable or growing markets for new branches and the costs to start up new branch facilities or to acquire existing branches, and the additional costs to operate these facilities, may increase our noninterest expense and decrease earnings in the short term. We have recently opened several new branch facilities and expect to further expand our branch network by opening additional new branch facilities. If branches of other banks become available for sale, we may acquire those branches. It may be difficult to adequately and profitably manage our growth through the establishment of these branches. In addition, we can provide no assurance that these branch sites will successfully attract a sufficient level of deposits to offset the expenses of operating these branch sites. Any new or acquired branches will be subject to regulatory approval, and there can be no assurance that we will succeed in securing such approvals.

There is a limited trading market for our common stock, and this may limit resales of the common stock.

     Our common stock is currently traded on the Nasdaq SmallCap market under the symbol "ACBA". There is no assurance that you will be able to resell your shares of common stock for an aggregate amount that is equal to or more than the exercise price of the warrants should you need to liquidate your investment. Before exercising your warrant, you should consider the limited trading market for the shares and be financially prepared and able to hold your shares for an indefinite period.

     The development of a liquid public market depends on the existence of willing buyers and sellers, the presence of which is not within our control. The number of active buyers and sellers of our securities at any particular time may be limited. Under such circumstances, you could have difficulty disposing of your shares on short notice. You should not view the common stock as a short term investment. There can be no assurance that an active and liquid trading market will develop for the common stock.

We do not plan to pay cash dividends in the immediate, foreseeable future.

     We do not expect to pay cash dividends on our common stock in the foreseeable future. You should not exercise your warrants and purchase shares of common stock if you need dividend income from this investment. Our ability to declare and pay cash dividends will be dependent upon, among other things, restrictions imposed by the reserve and capital requirements of North Carolina and federal regulations, our income and financial condition, tax considerations, and general business conditions. Therefore, investors should not purchase shares with a view for a current return on their investment in the form of cash dividends.

In order to be profitable, we must compete successfully with other financial institutions which have greater resources and capabilities than we do.

     The banking business is extremely competitive. Most of our competitors are larger and have greater resources than we do and have been in existence a longer period of time. We will have to overcome historical bank-customer relationships to attract customers away from our competition. We compete with the following types of institutions:

.. other commercial banks
.. savings banks
.. thrifts
.. credit unions
.. consumer finance companies
.. securities brokerage firms
.. mortgage brokers
.. insurance companies
.. mutual funds
.. trust companies

     Some of our competitors are not regulated as extensively as we are and, therefore, may have greater flexibility in competing for business. Some of these competitors are subject to similar regulation but have the advantages of larger established customer bases, higher lending limits, extensive branch networks, numerous automated teller machines, a greater advertising-marketing budget or other factors.

     Our legal lending limit is determined by applicable law. The size of the loans which we offer to our customers may be less than the size of the loans that larger competitors are able to offer. This limit may affect to some degree our success in establishing relationships with the larger businesses in our market. We satisfy loan requests in excess of our lending limit ($2.4 million as of March 31, 2002) through the sale of participations in such loans to other banks. However, we cannot assure you that we will be successful in attracting or maintaining customers seeking larger loans or that we will be able to engage in the sale of participations in such loans on terms we consider favorable.

Our need to comply with extensive and complex governmental regulation could have an adverse effect on our business, and our operations and profitability will be affected by federal policies outside of our control.

     The banking industry is subject to extensive regulation by state and federal banking authorities. Many of these regulations are intended to protect depositors, the public or the FDIC insurance funds, not shareholders. Regulatory requirements will affect our lending practices, capital structure, investment practices, dividend policy and many other aspects of our business. These requirements may constrain our rate of growth. Regulations affecting financial institutions are undergoing continuous change, and such changes could adversely affect us. Sometimes, these changes are applied retroactively. In addition, the burden imposed by these federal and state regulations may place banks in general, and us specifically, at a competitive disadvantage compared to less regulated competitors.

     In addition, various aspects of the banking industry and our operations will be affected by federal economic and monetary policies, which are outside our control. Changes in federal economic and monetary policies may adversely affect our ability to attract deposits, make loans and achieve satisfactory interest spreads.

Anti-takeover provisions in our articles of incorporation and bylaws could reduce the likelihood that you will receive a takeover premium.

     Certain provisions of state and federal law and our articles of incorporation and bylaws will make it more difficult for anyone to acquire control of us without our Board of Directors' approval. The provisions of law that may delay or block takeover attempts include the North Carolina Shareholder Protection Act, the North Carolina Control Share Acquisition Act, and the Bank Change in Control Act of 1978. There are also provisions in our articles of incorporation and the bylaws that may delay or block takeover attempts. These provisions include: (i) a bylaws provision requiring staggered terms for the Board of Directors if the board consists of nine or more directors; (ii) removal of directors only for cause as defined in the articles of incorporation; (iii) a provision in the articles of incorporation that allows the Board of Directors to consider other factors and constituents, including the possible effect on the community, in addition to the shareholders, when considering proposals which could result in a change in control, and; (iv) a bylaws provision which only allows the president or the Board of Directors to call a special meeting of the shareholders. In many cases, shareholders receive a premium for their shares in a change in control. These provisions could make it less likely that a change in control will occur or that you will receive a premium for your shares if a change in control does occur.

The securities of Bancshares are not FDIC insured.

     The securities of Bancshares are not savings or deposit accounts or other obligations of any bank and are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency and are subject to investment risk, including the possible loss of principal.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Some of the statements in this prospectus discuss future expectations, contain projections of results of operations or financial condition or state other "forward-looking" information. Those statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements. We based the forward-looking information on various factors and using numerous assumptions.

     Important factors that may cause actual results to differ from those contemplated by forward-looking statements include, for example:

     . the success or failure of our efforts to implement our business strategy;

     .    the effect of changing economic conditions;

     .    changes in government regulations, tax rates and similar matters;

     .    our ability to attract and retain quality employees; and

     .    other risks which may be described in our future filings with the SEC.

     We do not promise to update forward-looking information to reflect actual results or changes in assumptions or other factors that could affect those statements other than material changes to such information.

                                 USE OF PROCEEDS

     We estimate the net proceeds from the sale of the 1,000,500 shares of common stock to be realized upon the exercise of the warrants will be approximately $10.5 million, assuming the warrant exercise price of $10.50 per share and after deducting estimated offering expenses of approximately $25,500.

     We intend to use the proceeds for general corporate purposes including infusion as capital into the Bank. The Bank intends to use these proceeds to increase its loan and investment portfolios. The Bank may also acquire other financially related businesses or banks and will also use the proceeds for general corporate purposes.

     At the current time, we do not have any agreements nor are we engaged in any negotiations to make any acquisitions, but are constantly evaluating opportunities to do so.

     The net proceeds will initially be invested in short-term investment grade securities until such time as management can deploy the proceeds as indicated above.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

                              PLAN OF DISTRIBUTION

     Upon the exercise of each warrant from time to time, we will deliver the shares of common stock to our transfer agent, Registrar and Transfer Company, Cranford, New Jersey, for delivery to a holder of a warrant who is exercising such warrant. The warrants are exercisable at the option of the holder thereof, on or after the date hereof or prior to April 30, 2005. The warrants are subject to a warrant agreement dated April 22, 2002 by and between Bancshares and Registrar and Transfer Company. The warrant agreement is incorporated herein by reference. See "WHERE YOU CAN GET MORE INFORMATION".

                       WHERE YOU CAN GET MORE INFORMATION

     The following documents have been filed with the SEC and are incorporated by reference into this prospectus. The documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act if the filings are made before the time all of the common shares are sold in this offering.

          (a) Our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001;
          (b) Our Current Report on Form 8-K filed with the SEC on March 19, 2002; and
          (c) Our Registration Statement on Form SB-2 filed with the SEC on March 18, 2002 and the description of our common stock and warrants contained therein.

     You may request a copy of these filings at no cost by writing or telephoning us at the following address:

                       American Community Bancshares, Inc.
                          2593 West Roosevelt Boulevard
                        Monroe, North Carolina 28111-0418

                                 (704) 225-8444
                         Attention: Mr. Randy P. Helton

     You should rely on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of common stock in any state where the offer is not permitted. You should not assume the information in this prospectus is accurate as of any date other than the date of this prospectus or the date of the documents incorporated by reference in this prospectus.

     We are subject to the informational requirements of the 1934 Act and as required by the 1934 Act we file reports, proxy statements and other information with the SEC. Reports, proxy statements and other information filed by us may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, DC 20549. You may obtain information on the various operations of the SEC by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC Internet site at http://www.sec.gov.

     Prior to our formation as the holding company for the Bank in April 2000, the Bank was subject to the informational requirements of the 1934 Act and filed reports, proxy statements and other information with the FDIC. The Bank's filings with the FDIC may be inspected and copied, after paying a prescribed fee, at the FDIC's public reference facilities at the Registration, Disclosure and Securities Operations Unit, 550 17th Street, NW, Room 6043, Washington, DC 20429.

WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE YOU WRITTEN INFORMATION OTHER THAN THIS PROSPECTUS OR TO MAKE REPRESENTATIONS AS TO MATTERS NOT STATED IN THIS PROSPECTUS. YOU MUST NOT RELY ON UNAUTHORIZED INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL THOSE SECURITIES OR OUR SOLICITATION OF YOUR OFFER TO BUY THE SECURITIES IN ANY JURISDICTION WHERE THAT WOULD NOT BE PERMITTED OR LEGAL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALES MADE HEREUNDER AFTER THE DATE OF THIS PROSPECTUS SHALL CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR THE AFFAIRS OF THE COMPANY HAVE NOT CHANGED SINCE THE DATE HEREOF.

                                TABLE OF CONTENTS

Prospectus Summary ............................................ 2
Risk Factors .................................................. 5
Special Note Regarding Forward-Looking Statements ............. 7
Use of Proceeds ............................................... 8
Indemnification of Directors and Officers ..................... 8
Plan of Distribution .......................................... 8
Where You Can Get More Information ............................ 8

                       AMERICAN COMMUNITY BANCSHARES, INC.

                                1,000,500 Shares
                                  Common Stock

                                   PROSPECTUS

                                  May   , 2002
                                      --

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

Registration Fee                   $   967
NASD Fee                             1,550
Legal Fees and Expenses*            10,000
Miscellaneous*                       1,000
Blue Sky Fees*                      12,000
                                   -------
    Total                          $25,517

* Estimated

Item 15. Indemnification of Directors and Officers.

     Sections 55-8-50 through 55-8-58 of the North Carolina General Statutes permit a corporation to indemnify its directors, officers, employees or agents under either or both a statutory or nonstatutory scheme of indemnification. Under the statutory scheme, a corporation may, with certain exceptions, indemnify a director, officer, employee or agent of the corporation who was, is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative, or investigative, because of the fact that such person was a director, officer, agent or employee of the corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. This indemnity may include the obligation to pay any judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) and reasonable expenses incurred in connection with a proceeding (including counsel fees), but no such indemnification may be granted unless such director, officer, agent or employee
(i) conducted himself in good faith, (ii) reasonably believed (a) that any action taken in his official capacity with the corporation was in the best interest of the corporation or (b) that in all other cases his conduct at least was not opposed to the corporation's best interest, and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Whether a director has met the requisite standard of conduct for the type of indemnification set forth above is determined by the Board of Directors, a committee of directors, special legal counsel or the shareholders in accordance with Section 55-8-55. A corporation may not indemnify a director under the statutory scheme in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with a proceeding in which a director was adjudged liable on the basis of having received an improper personal benefit.

     In addition to, and separate and apart from the indemnification described above under the statutory scheme, Section 55-8-57 of the North Carolina General Statutes permits a corporation to indemnify or agree to indemnify any of its directors, officers, employees or agents against liability and expenses (including attorney's fees) in any proceeding (including proceedings brought by or on behalf of the corporation) arising out of their status as such or their activities in such capacities, except for any liabilities or expenses incurred on account of activities that were, at the time taken, known or believed by the person to be clearly in conflict with the best interests of the corporation. The Bylaws of American Community Bancshares provide for indemnification to the fullest extent permitted under North Carolina law for persons who serve as directors or officers of American Community Bancshares, or at the request of American Community Bancshares serve as an officer, director, agent, partner, trustee, administrator or employee for any other foreign or domestic entity, except to the extent such activities were at the time taken known or believed by the potential indemnities to be clearly in conflict with the best interests of American Community Bancshares. Accordingly, American Community Bancshares may indemnify its directors, officers or employees in accordance with either the statutory or non- statutory standards.

     Sections 55-8-52 and 55-8-56 of the North Carolina General Statutes require a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or officer who has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which such director or officer was a party. Unless prohibited by the articles of incorporation, a director or officer also may make application and obtain court-ordered indemnification if the court determines that such director or officer is fairly and reasonably entitled to such indemnification as provided in Sections 55-8-54 and 55-8-56.

     Finally, Section 55-8-57 of the North Carolina General Statutes provides that a corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the corporation against certain liabilities incurred by such persons, whether or not the corporation is otherwise authorized by the NCBCA to indemnify such party. American Community Bancshares has purchased a standard directors' and officers liability policy which will, subject to certain limitations, indemnify American Community Bancshares and its officers and directors for damages they become legally obligated to pay as a result of any negligent act, error, or omission committed by directors or officers while acting in their capacity as such. American Community Bancshares may also purchase such a policy.

     As permitted by North Carolina law, Article 5 of American Community Bancshares' Articles of Incorporation limits the personal liability of directors for monetary damages for breaches of duty as a director arising out of any legal action whether by or in the right of American Community Bancshares or otherwise, provided that such limitation will not apply to (i) acts or omissions that the director at the time of such breach knew or believed were clearly in conflict with the best interests of American Community Bancshares, (ii) any liability under Section 55-8-33 of the General Statutes of North Carolina, or (iii) any transaction from which the director derived an improper personal benefit (which does not include a director's reasonable compensation or other reasonable incidental benefit for or on account of his service as a director, officer, employee, independent contractor, attorney, or consultant of American Community Bancshares).

Item 16. Index to Exhibits.

     The following exhibits are filed with this Registration Statement:

     Exhibit
      Number   Description
     -------   -----------
       3.1     Articles of Incorporation of American Community Bancshares, Inc.*
       3.2     Bylaws of American Community Bancshares, Inc.*
       4.1     Specimen Common Stock Certificate*
       4.2     Specimen of Warrant ***
       4.3     Warrant Agreement ***
       5       Opinion of Gaeta & Glesener, P.A. regarding the legality of the securities being registered

      10.1     1999 Incentive Stock Option Plan*

      10.2     1999 Nonstatutory Stock Option Plan*
      10.3     Employment Agreement of Randy P. Helton dated April 15, 1998*
      10.4     401(k) Savings Plan of American Community Bank*

     Exhibit
      Number    Description
     -------    -----------
      10.5(i)   Issuance of Trust Preferred Securities by American Community
                Capital Trust I Indenture dated December 31, 2001 ***
      10.5(ii)  Issuance of Trust Preferred Securities by American Community
                Capital Trust I Expense Agreement dated December 31, 2001 ***
      10.5(iii) Issuance of Trust Preferred Securities by American Community
                Capital Trust I Amended and Restated Trust Agreement dated
                March 1, 2002 ***
      10.5(iv)  Issuance of Trust Preferred Securities by American Community
                Capital Trust I Supplemental Indenture dated March 1, 2002 ***
      10.5(v)   Issuance of Trust Preferred Securities by American Community
                Capital Trust I Subordinated Debenture dated March 1, 2002
                ($2,061,860) ***
      10.5(vi)  Issuance of Trust Preferred Securities by American Community
                Capital Trust I Subordinated Debenture dated March 1, 2002
                ($1,546,000) ***
      10.5(vii) Issuance of Trust Preferred Securities by American Community
                Capital Trust I Amended and Restated Preferred Securities
                Guarantee Agreement dated March 1, 2002 ***
      10.6      2001 Incentive Stock Option Plan**
      21        Subsidiaries of American Community Bancshares, Inc. ***
      23.1      Consent of Dixon Odom PLLC
      23.2      Consent of Gaeta & Glesener,P.A.(contained in Exhibit 5 hereto)
      24        Power of Attorney

* Incorporated by reference to the Registration Statement of American Community Bancshares, Inc. on Form S-4, Registration No. 333-31148 as filed with the Securities and Exchange Commission on February 25, 2000.

** Incorporated by reference to the Annual Report of American Community Bancshares, Inc. on Form 10-KSB for the year ended December 31, 2000 as filed with the Securities and Exchange Commission on March 20, 2001.

*** Incorporated by reference to the Registration Statement of American Community Bancshares, Inc. on Form SB-2, Registration No. 333-84484 as filed with the Securities and Exchange Commission on March 18, 2002.

Item 17. Undertakings

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424 (b)(1), or (4) or 497 (h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

     For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Monroe, State of North Carolina, on May 15, 2002.


                                        American Community Bancshares, Inc.


                                        By:/s/ Randy P.Helton
                                           -------------------------------------
                                           Randy P. Helton
                                           President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on May 15, 2002 by the following persons in the capacities indicated.

             Signature                               Title


/s/ Randy P. Helton            President and Chief Executive Officer
----------------------------
    Randy P. Helton


/s/ Dan R. Ellis, Jr.          Chief Financial Officer and Secretary
----------------------------
    Dan R. Ellis, Jr.


/s/ Robert D. Dinsmore, Jr.*   Director
----------------------------
    Robert D. Dinsmore, Jr.


/s/ Frank L. Gentry*           Director
----------------------------
    Frank L. Gentry


/s/ Thomas J. Hall*            Director
----------------------------
    Thomas J. Hall


/s/ Larry S. Helms*            Director
----------------------------
    Larry S. Helms

                               Director
----------------------------
    Kenneth W. Long


/s/ L. Steven Phillips*        Director
----------------------------
    L. Steven Phillips


/s/ Alison J. Smith*           Director
----------------------------
    Alison J. Smith


/s/ L. Carlton Tyson*          Director
----------------------------
    L. Carlton Tyson


/s/ David D. Whitley*          Director
----------------------------
    David D. Whitley


/s/ Gregory N. Wylie*          Director
----------------------------
    Gregory N. Wylie


* /s/ Randy P. Helton          Attorney-in-Fact        May 15,2002
----------------------------
   By Randy P. Helton